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                                                                     Exhibit 2.1






                                  June 14, 2001


E-Sync Networks, Inc.
35 Nutmeg Drive
Trumbull, CT 06611

        Re: Proposed Offer for Business and Assets of E-Sync Networks, Inc. ("SELLER")

Gentlemen:

PART I

        Subject to the terms and conditions set forth below, CRC, Inc. ("CRC") is prepared to purchase or cause a newly formed entity (CRC or such entity, "PURCHASER") to purchase from Seller all of Seller's business and assets, exclusive only of the Excluded Assets (as hereinafter defined) (such businesses and assets, exclusive only of the Excluded Assets, are hereinafter referred to collectively as the "ACQUIRED BUSINESS"), free and clear of all liens, security interests, competing claims and other encumbrances. The Acquired Business will include, without limitation, (a) the accounts receivable derived from Seller's "Professional Services" business or "Managed Services" business (which shall include at least seven hundred thousand dollars ($700,000) of accounts receivable, net of liabilities attendant thereto, that are collectible within ninety (90) days following closing) (such accounts receivable, the "PURCHASED RECEIVABLES") and (b) the lease for Seller's premises currently used in operating the Acquired Business (such lease, the "ACQUIRED LEASE") and all other executory contracts necessary or appropriate for the operation of the Acquired Business (such lease and other contracts, collectively, the "ASSUMED CONTRACTS"). Purchaser shall not assume any of the trade payables or other debts, liabilities or obligations of Seller, excepting only (a) obligations accruing under the Assumed Contracts from and after the date of the closing of the foregoing transaction (hereinafter referred to as the "SALE") and (b) liabilities attendant to the Purchased Receivables. As used in this agreement, "EXCLUDED ASSETS" means, collectively, such business and assets of Seller as are specifically designated and that do not and have not related to or been used in Seller's "Professional Services" business or "Managed Services" business (it being agreed and understood that it is anticipated that, except as the same may be related to or have been used in Seller's "Professional Services" business or "Managed Services" business, Seller's Braincraft subsidiary (including the assets thereof) and, subject to the parties' agreement, Seller's assets comprising TotalChain will be so designated as "Excluded Assets"). It is anticipated that, subject to the terms and conditions of the Acquired Lease, for a mutually agreed upon period of time and for a mutually agreed upon fee, the Joint Venture Subsidiary (as defined below) will make available to Seller office space for at least two of its employees at the premises covered by the Acquired Lease.



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        In consideration for the Sale, Purchaser shall:

        (a) upon consummation of the Sale, advance and loan to Seller the amount of five hundred thousand dollars ($500,000) (the "FIRST INSTALLMENT AMOUNT") and will thereafter, subject to a schedule and/or terms and conditions to be agreed to, advance and loan to Seller up to an additional amount (the "EXTENDED INSTALLMENT AMOUNT") equal to (i) one million five hundred thousand dollars ($1,500,000) less (ii) the outstanding amount of the Good Faith Loan (as hereinafter defined) and, if made, the Bridge Loan (as hereinafter defined) (all amounts advanced and loaned to Seller (inclusive of the Good Faith Loan and, if made, the Bridge Loan) are hereinafter referred to collectively as the "LOAN"), which Extended Installment Amount shall be subject to reduction and adjustment as provided below;

        (b) upon consummation of the Sale, transfer and contribute all of the Acquired Business (exclusive of the Purchased Receivables) to a newly formed limited liability company (the "JOINT VENTURE SUBSIDIARY");

        (c) upon consummation of the Sale, cause or arrange for the transfer by CRC to the Joint Venture Subsidiary of accounts providing recurring network management services or other professional services revenues totaling at least $8.0 million on an annual basis (or, if the recurring revenues generated by the Acquired Business, determined on an annualized basis based upon the three (3) full calendar months immediately preceding the closing of the Sale, is different from $8.0 million, an amount equal to the annualized amount of such revenues) and the personnel and assets appropriate for the operation or realization of such accounts; and

        (d) upon consummation of the Sale, transfer or cause to be transferred to Seller a fifty-one percent (51%) interest in the Joint Venture Subsidiary.

Notwithstanding anything contained herein to the contrary, the Extended Installment Amount shall be reduced by the aggregate of (A) forty percent (40%) of the amount by which the total amount (inclusive of costs and expenses paid to third parties to assist with obtaining the discharge or reduction of the trade payables) needed to discharge or satisfy all trade payables of Seller existing as of the closing of the Sale is less than one million two hundred thousand dollars ($1,200,000) and (B) one-half (1/2) of the aggregate amount in excess of one hundred and twenty-five thousand dollars ($125,000) that Purchaser (and/or the Joint Venture Subsidiary), prior to the lapse of forty-five (45) days following the closing of the Sale, has made or committed to make (regardless of whether such commitment is for a future payment) to key personnel of the Acquired Business (identity of such personnel to be agreed upon) as an inducement for such personnel to join or continue to work for Purchaser or the Joint Venture Subsidiary, as may be the case. It is intended that (A) Purchaser and Seller will agree to cooperate with each other to arrange for the discharge of Seller's trade payables at the lowest price and (B) in order to facilitate the retention of such key personnel by the Joint Venture Subsidiary, Seller will agree to extend their "deemed" period of employment with Seller for purposes of vesting stock options for a period of an additional six months (or, if sooner, until they terminate employment with the Joint Venture Subsidiary) and will grant to each of such key personnel stock options for additional shares of Seller's common stock in an amount to be mutually agreed upon, which options shall vest immediately upon completion of 6 months' employment with the Joint Venture Subsidiary.

        As additional consideration for the Sale, (A) when and as collected, Purchaser will pay over to Seller eighty percent (80%) of the aggregate amount (net of collection costs) in excess of the sum of (i) six hundred thousand dollars ($600,000) that is collected by Purchaser with respect to the Purchased Receivables and (ii)



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the liabilities attendant to the Purchased Receivables that are assumed by
Purchaser and (B) CRC will enter into an agreement with the Joint Venture Subsidiary pursuant to which CRC will commit to provide to the Joint Venture Subsidiary the opportunity to cross-sell such Subsidiary's products and services to CRC's customers.

        Repayment of the Loan will be secured by a first priority security interest in all remaining property and assets of Seller (including its interest in the Joint Venture Subsidiary). The Loan shall have a term of five (5) years and shall bear interest at 7% (18% after any default) per annum (payable monthly, provided that interest otherwise payable for the first three (3) months following the closing of the Sale shall be deferred until the last three months of the first year of the Loan), with principal to be repaid at the end of the term (or upon earlier acceleration). The Loan shall be subject to mandatory prepayment with respect to (a) sixty percent (60%) of all distributions received by Seller from or on account of its interest in the Joint Venture Subsidiary,
(b) one hundred percent (100%) of all payments and other consideration received or receivable on account of or with respect to any sale or other disposition of such interest or any portion thereof and (c) one hundred percent (100%) of all payments made with respect to any exercise of the Warrants (as hereinafter defined). As further consideration for the Loan, Seller shall issue to Purchaser warrants (the "WARRANTS") that will provide that, upon the exercise thereof in full, Purchaser will be entitled to receive shares of Seller's common stock equal to ten percent (10%) of Seller's capital stock (on a fully diluted basis) determined as of the close of business on the date of the closing of the Sale. The exercise price for each share of Seller's common stock issuable upon the exercise of the Warrant shall be equal to the lesser of (a) the original principal amount of the Loan divided by the total number of shares issuable upon the exercise of the Warrant or (b) seventy-five percent (75%) of the average closing bid prices of a share of Seller's common stock during the thirty (30) trading consecutive days ending on the second trading day preceding the date of the closing of the Sale. The Warrants will contain customary anti-dilution provisions (including formula adjustment for stock issuances at a price less than the current exercise price of the Warrants) and shall also provide that they are exercisable for ten (10) years or, if longer, until the expiration of two (2) years following the discharge of the Loan and that they may be exercised from time to time in whole or in part. Purchaser will also be provided with registration rights requiring registration of the offer and sale of the capital stock underlying the Warrants within a mutually agreed period of time following the closing of the Sale and piggyback registration rights.

        Operation, management, voting, transfer of ownership interests, funding obligations and other matters relating to the Joint Venture Subsidiary shall be subject to a mutually acceptable operating agreement to be entered into between Purchaser and Seller as the owners of, and members in, the Joint Venture Subsidiary. Such operating agreement shall provide for adjustments in the ownership interests of Purchaser and Seller in the Joint Venture Subsidiary as follows: Purchaser shall have an option to purchase from Seller up to an additional 2% of the Joint Venture Subsidiary at a price of $150,000 for each 1% equity interest in the Joint Venture Subsidiary, up to an additional 5% of the Joint Venture Subsidiary at a price of $200,000 for each 1% equity interest in the Joint Venture Subsidiary and up to an additional 10% of the Joint Venture Subsidiary at a price of $250,000 for each 1% equity interest in the Joint Venture; provided that, if there is a Change of Control (as hereinafter defined) or bankruptcy of Seller or if the Loan is not repaid when due (at maturity or upon acceleration), the option exercise price shall be reduced by $50,000 for each 1% equity interest in the Joint Venture Subsidiary otherwise provided above. So long as there is no Change of Control or bankruptcy of Seller and Seller is not in default with respect to the Loan, Purchaser (a) shall not exercise this option for 18 months and (b) shall give Seller at least sixty (60) days' notice of its intention to exercise such option, in whole or in part. Said option shall be exercisable for five (5) years following the closing of the Sale or, if later, until two (2) years after the Loan is repaid in full. For purposes of the foregoing, a "CHANGE OF CONTROL" shall be deemed to have occurred if a majority of Seller's Board of Directors shall be



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or become comprised of a majority of members who are not currently members of
Seller's Board of Directors.

        Consummation of the Sale shall be subject to execution and delivery of definitive agreements (the "DEFINITIVE AGREEMENTS"), consistent with the terms set forth herein, that provide, inter alia, that closing of the Sale will be dependent upon the following conditions being met at or prior to such closing:

        (a) approval of the Sale by Seller's stockholders;

        (b) obtainment of appropriate consents or approvals for the assignment to Purchaser and the further assignment to the Joint Venture Subsidiary of all of the Assumed Contracts;

        (c) approval by a mutually agreed upon group of creditors of Seller (to be determined based both upon (i) number of creditors and (ii) percentage of all outstanding trade payables and other debt held by those giving approval), which approval may be conditioned by such creditors upon receipt from Seller of certain specified payments within a specified period following closing of the Sale, provided the aggregate amount of all such payments is acceptable to Purchaser (with it being the intent of Purchaser and Seller that the parameters set forth above in this clause (c) shall be set forth with particularity in, or as part of, the Definitive Agreement);

        (d) specified key personnel (as reasonably designated by Purchaser) of the Acquired Business shall have entered into acceptable employment agreements with Purchaser or the Joint Venture Subsidiary, as applicable;

        (e) no materially adverse change shall have occurred with respect to the Acquired Business or the prospects thereof; and

        (f) the Joint Venture Subsidiary shall have been provided with a line of credit or revolving credit facility on terms and in an amount mutually acceptable to the parties (such line of credit or revolving credit facility, the "CREDIT FACILITY") (it being agreed and understood that the parties shall both use reasonable commercial efforts to assist the Joint Venture Subsidiary in obtaining the Credit Facility; provided the granting or providing of the Credit Facility shall not, unless otherwise agreed to by CRC, require or be conditioned on the providing of (i) any a guaranty (or other surety or commitment) from CRC or Purchaser or any other affiliate of CRC or from any principal or shareholder of CRC or Purchaser or any other affiliate of CRC or (ii) the pledge of any assets other than those owned by the Joint Venture Subsidiary).

        It is also the intent of the parties that the Definitive Agreements will contain an appropriate "no shop" provision, subject to a customary fiduciary out, and will provide for a break-up fee or similar compensation in the amount of five hundred thousand dollars ($500,000) to Purchaser in the event the transactions contemplated thereby do not close otherwise than on account of a breach by Purchaser or such other conditions as may be agreed to by the parties.

        CRC anticipates that if Definitive Agreements are executed and delivered by July 30, 2001, it will be prepared to advance an additional loan (the "BRIDGE LOAN") to Seller, on terms and conditions mutually agreeable to the parties, in order to fund ongoing expenses of Seller pending closing of the Sale as contemplated by the Definitive Agreements.

        The foregoing provisions in Part I of this agreement shall be deemed merely an outline of the



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principal terms of an agreement or agreements contemplated to be entered between or among appropriate parties as so contemplated and shall not be binding upon any party until set forth in a Definitive Agreement executed and delivered by such party.

PART II

        The agreement set forth herein shall be deemed null and void unless, prior to 5:30 P.M. on June 14, 2001, a copy of this agreement as executed by Seller has been delivered to CRC or its counsel. If, prior to 5:30 P.M. on June 14, 2001, a copy of this agreement as executed by Seller has been delivered to CRC or its counsel, then (a) no later than one (1) business day thereafter (subject to the conditions set forth below having been met so as to permit such wire transfer to be timely made), CRC will cause a wire transfer to be made to Seller's account in the amount of two hundred and fifty thousand dollars ($250,000) (the "GOOD FAITH LOAN") and (b) the parties shall commence promptly, and thereafter proceed with reasonable diligence, in good faith to take all appropriate steps necessary or appropriate to cause the Definitive Agreements (consistent with the terms set forth in Part I above) to be negotiated, executed and delivered and to cause all conditions to the closing of the Sale to be met. The Good Faith Loan shall be for a term of ninety (90) days (provided that it is contemplated that, in connection with the execution and delivery of the Definitive Agreements, (A) the maturity of the Good Faith Loan shall be adjusted to coincide with any outside date provided therein for closing the Sale and (B) it will be provided that upon closing the Sale the Good Faith Loan will be folded into and made part of the Loan), shall bear interest at twelve percent (12%) per annum (twenty percent (20%) per annum following any default), shall become immediately due and payable upon any failure of Seller to pay the Make Whole Amount (as defined below) when due, shall otherwise be subject to customary terms and conditions and shall be secured by a first priority security interest in all of Seller's property and assets. Notwithstanding anything contained herein to the contrary, CRC shall not be obligated to advance the Good Faith Loan to Seller until CRC shall have received (a) from Seller documentation (including customary provisions not inconsistent with the foregoing) (such documentation, the "GOOD FAITH LOAN DOCUMENTATION"), reasonably acceptable to CRC, (i) evidencing such Loan and Seller's obligation to repay same and (ii) granting to CRC a first priority security interest in all of Seller's property and assets securing Seller's obligation (x) to repay such Loan in accordance with its terms and (y) to pay the Make Whole Amount and (b) from Seller's counsel a clean legal opinion acceptable to CRC as to customary matters, including the due authorization and approval of this agreement and the Good Faith Loan Documentation and the enforceability of the Good Faith Loan Documentation in accordance with the respective terms thereof.

        If the Good Faith Loan is extended or made by CRC to Seller as contemplated above and if, on or prior to July 30, 2001, the parties contemplated to be parties thereto have not, for any reason whatsoever (excepting only on account of a breach by CRC of its obligation to commence promptly, and thereafter proceed with reasonable diligence, in good faith to take all appropriate steps necessary or appropriate to cause the Definitive Agreements (consistent with the terms set forth in Part I above) to be negotiated, executed and delivered) failed to execute and deliver Definitive Agreements, Seller shall forthwith (a) pay to CRC (subject to a maximum amount of seventy-five thousand dollars ($75,000) all legal, accounting and other fees and expenses (including, without limitation, disbursements of professionals) paid or incurred by CRC (i) for or in connection with the negotiation, preparation, or drafting of, or other dealing with, this agreement (including prior drafts hereof and any terms sheets, for internal purposes or otherwise) and/or any of the Definitive Agreements, (ii) for or in connection with any related due diligence or research (legal or otherwise) or (iii) otherwise related to the transactions contemplated by this agreement (provided that such expenses shall not include any compensation payable to any principals or employees of CRC) and (b) pay to CRC in consideration for the expenditures of time and other resources by CRC and foregone opportunities,



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the amount of one hundred and fifty thousand dollars ($150,000) (the aggregate amount payable to CRC pursuant to the foregoing provisions of this sentence are herein referred to as the "MAKE WHOLE AMOUNT"). If not paid when due, the Make Whole Amount shall accrue and bear interest at twenty percent (20%) per annum until paid, and CRC shall be entitled to receive reimbursement for all legal expenses (including disbursements) and other collection costs in enforcing its right to receive the Make Whole Amount and/or interest thereon or in collecting such expenses and costs. Seller acknowledges and agrees that Seller's obligations under the Good Faith Loan Documentation are independent of any obligation of CRC under or pursuant to this agreement and that, without limiting the scope or generality of the foregoing, notwithstanding any breach or violation of this agreement by CRC, the Good Faith Loan shall be repayable in accordance with its terms and the Good Faith Loan Documentation shall be enforceable in accordance with the terms thereof. Notwithstanding anything contained herein to the contrary, in the event any dispute shall arise with respect to CRC's entitlement to receive all or any portion of the Make Whole Amount, such dispute shall, at the sole option of CRC, be referred to and determined by one arbitrator appointed by, and in accordance with the rules of, the American Arbitration Association in the City, County and State of New York, and the determination or award of such arbitrator may be entered as a judgment and enforced in any court of competent jurisdiction. Seller expressly agrees that, upon CRC's election, any such dispute shall be referred to such arbitrator for determination. In the event any such arbitrator awards to CRC all or any portion of the Make Whole Amount, CRC shall be entitled to its costs and expenses (including attorneys' fees) incurred in connection with such determination and/or in connection with the enforcement or realization on any award or determination granted to CRC by such arbitrator.

        CRC represents to Seller that (a) this agreement has been approved by the Board of Directors of CRC and (b) the execution, delivery and performance of such agreement by CRC will not constitute a breach or violation of, or default under, any other contract or agreement to which CRC is a party or by which CRC is otherwise bound.

        By signing below, Seller represents that (a) this agreement has been approved by the Board of Directors of Seller and (b) the execution, delivery and performance of such agreement by Seller will not constitute a breach or violation of, or default under, any other contract or agreement to which Seller is a party or by which Seller is otherwise bound.

        This agreement is intended by the parties as a final expression of their agreement, and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto, in respect of the subject matter contained herein, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes, and merges herein, all prior and contemporaneous negotiations, discussions, representations, understandings and agreements between the parties, whether oral or written, with respect such subject matter. No representation, warranty, restriction, promise, undertaking or other agreement with respect to such subject matter has been made or given by either party hereto other than those set forth in this agreement. Without limiting the generality of the foregoing, the provisions set forth in
Part II of this agreement are intended to be binding upon the parties hereto in accordance with the terms of this agreement.

        This agreement may be amended, modified or supplemented only to the extent expressly set forth in a writing that is signed by the party to be charged therewith and that sets forth therein that its purpose is to amend, modify or supplement this agreement or some term, condition or provision hereof. No waiver of any term, condition or provision of this agreement or of any breach or violation of this agreement or any provision hereof shall be effective except to the extent expressly set forth in a writing that is signed by the party to be charged therewith. Without limiting the generality of the foregoing, no failure to object or



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otherwise act, and no conduct (including, without limitation, any failure or delay in enforcing this agreement or any provision hereof or any acceptance or retention of payment) or course of conduct or dealing, by either party hereto shall be deemed (a) to constitute a waiver by such party of the breach or violation of this agreement or of any provision hereof by the other party hereto or (b) to have caused or reflected any amendment or other modification of this agreement or of any term or provision hereof. Any waiver may be made in advance or after the right waived has arisen or the breach or default waived has occurred, and any waiver may be conditional. No waiver of any breach or violation of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach or violation thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligation or act shall be deemed a waiver or extension of the time for performance of any other obligation or act.

        Except as expressly contemplated above, this agreement and the rights, duties and obligations hereunder may not be assigned or delegated by either party hereto without the prior written consent of the other party hereto. Except as provided in the immediately preceding sentence, any purported assignment or delegation of rights, duties or obligations hereunder made without the prior written consent of the other party hereto shall be null and void and of no effect. This agreement and the provisions hereof shall be binding upon and enforceable against each of the parties hereto and its respective successors and assigns and shall inure to the benefit of and be enforceable by each of the parties and its successors and permitted assigns. This agreement is not intended to confer any rights or benefits on any persons or entities other than the parties hereto and their respective successors and permitted assigns.

        This agreement and the terms and provisions hereof shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this agreement or of any other term or provision hereof. In the event any term or provision hereof shall be determined to be invalid or unenforceable as applied to any situation or circumstance or in any jurisdiction, such invalidity or unenforceability shall not apply or extend to any other situation or circumstance or in any other jurisdiction or affect the validity or enforceability of any other term or provision. It is the parties' intent that this agreement and each term and provision hereof be enforceable in accordance with its terms and to the fullest extent permitted by law. Accordingly, to the extent any term or provision of this agreement shall be determined or deemed to be valid or unenforceable, such provision shall be deemed amended or modified to the minimum extent necessary to make such provision, as so amended or modified, valid and enforceable.

        This agreement is the product of mutual negotiations between the parties and their respective legal counsels, and no party shall be deemed the draftsperson hereof or of any portion or provision hereof. Accordingly, in the event of any ambiguity or inconsistency in any provision of this agreement, the same shall not be interpreted against either party hereto as the party responsible for drafting or providing such provision.

        EACH OF THE PARTIES HERETO EXPRESSLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY SUIT, LITIGATION OR OTHER JUDICIAL PROCEEDING REGARDING THIS AGREEMENT OR ANY DISPUTE HEREUNDER OR RELATING HERETO. This agreement shall be governed by, interpreted under and construed in accordance with the internal laws of the State of New York applicable to contracts executed and to be performed wholly in that State without giving effect to the choice or conflict of laws principles or provisions thereof. Each of the parties hereto agrees that any dispute under or with respect to this agreement shall be determined before the state or federal courts situated in the City, County and State of New York, which courts shall have exclusive jurisdiction



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over and with respect to any such dispute, and each of the parties hereto hereby irrevocably submits to the jurisdiction of such courts. Each party hereby agrees not to raise any defense or objection, under the theory of forum non conviens or otherwise, with respect to the jurisdiction of any such court.

        This agreement may be executed in two or more counterparts and by facsimile and by one or more of the parties hereto in separate counterparts, each of which when so executed shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

        Notwithstanding anything contained herein to the contrary, Part II of this agreement shall be binding upon the parties hereto only upon the Good Faith Loan being extended or made by CRC to Seller as contemplated above.

        If the foregoing is acceptable to Seller and represents Seller's agreement and understanding, please execute this agreement below and return it to us.

                                    Very truly yours,

                                    CRC, INC.

                                    /s/  Joshua Wurzburger

                                    Joshua Wurzburger, President

ACCEPTED AND AGREED TO:

E-SYNC NETWORKS, INC.


By:       /s/  Michael A. Clark
   ------------------------------------------
   Name:   Michael A. Clark
   Title:  President & COO



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